Exhibit 8.1

OPINION OF MUNGER, TOLLES & OLSON LLP
AS TO CERTAIN TAX MATTERS

May 17, 2012

Southern California Edison Company
SCE Trust I
2244 Walnut Grove Avenue
Rosemead, California 91770

Ladies and Gentlemen:

As special tax counsel to Southern California Edison Company, a California corporation and SCE Trust I, a Delaware statutory trust (the “Trust”), in connection with the issuance by the Trust of $475,000,000 of its 5.625% Trust Preference Securities (the “Trust Preference Securities”), as described in that certain prospectus dated May 10, 2012 (the “Prospectus”), we hereby confirm to you our opinion as set forth under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus and to the reference to us under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ MUNGER, TOLLES & OLSON LLP